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                                                                     Exhibit 2.4


                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of the 6th day of April, 2006 by and among ONEOK, Inc., an Oklahoma corporation ("ONEOK"), Northern Border Partners, L.P., a Delaware limited partnership ("Northern Border"), and Northern Border Intermediate Limited Partnership ("NBILP", and together with Northern Border, the "NBP Partnerships") (each a "Party" and collectively, the "Parties"). Capitalized terms used in this Amendment but not defined shall have the respective meanings given to such terms in the Purchase Agreement.

                                   WITNESSETH

         WHEREAS, ONEOK and Northern Border entered into that certain Purchase and Sale Agreement dated as of February 14, 2006 (the "Original Purchase Agreement"), pursuant to which ONEOK agreed to sell to Northern Border all of the issued and outstanding Equity Interests in the Companies;

         WHEREAS, the Parties entered into that certain Assignment of Purchase Right dated April 6th, 2006, pursuant to which, among other things, Northern Border assigned its right to purchase the Companies to NBILP, and NBILP assumed the obligation to pay the purchase price to ONEOK (the Original Purchase Agreement, as assigned by the Assignment of Purchase Right, is referred to as the "Purchase Agreement"); and

         WHEREAS, the Parties desire to amend certain terms of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

         1. Representations and Warranties of ONEOK. The following Section 2.23 is added to the Purchase Agreement:

            "2.23 No Transfer to ONEOK. Except in connection with Sections 6.7 and 6.10 of this Agreement, and except as fully reflected in the working capital adjustment described in Section 1.4 of this Agreement, from the close of business on March 31, 2006 until Closing, no Entity has distributed, dividended or otherwise transferred any cash or assets to ONEOK, any other Entity or any other Affiliate of ONEOK."

         2. Intercompany Accounts. Section 6.7 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

            "6.7 Intercompany Accounts. Except for amounts related to normal operational sales and cost of sales and fuel, prior to Closing, but effective as of the close of business on the last day of

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            the month immediately preceding the Closing Date, ONEOK will settle all Intercompany Accounts and intercompany arrangements between any Entity, on the one hand, and ONEOK and its Affiliates (other than an Entity), on the other hand, and the Entities will not have any Liability whatsoever with respect to such settled intercompany arrangements and Intercompany Accounts. ONEOK shall be solely liable for any contractual or other Liabilities, express or implied, arising out of the termination, cancellation and elimination of any of the foregoing."

         3. Indebtedness for Borrowed Money. Section 6.10 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

            "6.10 Indebtedness for Borrowed Money. Prior to the Closing, but effective as of the close of business on the last day of the month immediately preceding the Closing Date, (i) ONEOK shall repay or otherwise settle any Indebtedness due to the Entities from ONEOK or its Affiliates (other than the Entities) and (ii) ONEOK shall cause the repayment or settlement of any Indebtedness due from the Entities to ONEOK or its Affiliates (other than the Entities), in each case, including interest and other amounts accrued thereon or due in respect thereof, other than any Indebtedness fully reflected in the Closing Working Capital. The Parties acknowledge and agree that ONEOK has loaned certain amounts to the Entities after the close of business on March 31, 2006 to fund working capital requirements of the Entities after such date and that such amounts shall be repaid by the NBP Partnerships to ONEOK in the ordinary course of business or through the working capital adjustment described in Section 1.4 of this Agreement."

         4. Schedule 1.4. The first page to Schedule 1.4 to the Purchase Agreement is hereby replaced in its entirety by Schedule 1.4 to this Amendment.

         5. Ratification. Except as expressly set forth herein, all other terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect, and the Parties hereby confirm and ratify such terms and conditions and agree to perform and comply with the same.

         6. Severability. If any provision of this Amendment is invalid or unenforceable, the balance of this Amendment shall remain in effect.

         7. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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         8. Governing Law. This Amendment shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.




                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

                                       ONEOK, INC.


                                       By:  /s/ David L. Kyle
                                            ------------------------------------
                                       Name:  David L. Kyle
                                       Title:  Chairman of the Board, President
                                       and Chief Executive Officer



                                       NORTHERN BORDER PARTNERS, L.P.


                                       By:  /s/ William R. Cordes
                                            ------------------------------------
                                       Name:  William R. Cordes
                                       Title:  Chief Executive Officer



                                       NORTHERN BORDER INTERMEDIATE
                                       LIMITED PARTNERSHIP


                                       By:  /s/  William R. Cordes
                                            ------------------------------------
                                       Name:  William R. Cordes
                                       Title:  Chief Executive Officer



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                                  SCHEDULE 1.4
                               (Agreed Principles)

For purposes of determining Net Working Capital, the following principles shall be used:

         o GAAP: Net Working Capital shall be determined in accordance with GAAP, except as set forth below.

         o Reference Statement: The accounts listed on Exhibit D (the "Reference Statement") shall be used in determining Net Working Capital, except for those adjustments shown on the Reference Statement.

         o Gas in Storage and Commodity Exchange: The value of the accounts entitled "Gas in Storage" and "Commodity Exchange" on the Reference Statement shall be determined at market as set forth in Annex 1.4.

         o Closing Working Capital and Effective Time. The same principles used to calculate Target Working Capital (including those set forth in this Schedule 1.4 and Annex 1.4 and as reflected in the Reference Statement) shall be used to calculate Closing Working Capital, except that the "Effective Time" for purposes of calculating Target Working Capital shall be close of business on the date of the Reference Statement and the "Effective Time" for purposes of calculating Closing Working Capital shall be close of business on the last day of the month immediately preceding the Closing Date; provided that natural gas and natural gas liquids shall be measured and valued as of 7:00 a.m. on each of such dates, rather than as of the close of business.